UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 29, 2003

NATIONAL ENERGY GROUP, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	0-19136 (Commission file number)	58-1922764 (I.R.S. employer identification number)

4925 GREENVILLE AVENUE 1400 ONE ENERGY SQUARE DALLAS, TEXAS (Address of principal executive offices)	75206 (Zip code)

Registrant’s telephone number, including area code: (214) 692-9211

ITEM 5. OTHER EVENTS.
ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
SIGNATURES
INDEX TO EXHIBITS
EX-10.1 Credit Agreement
EX-10.2 Security Agreement
EX-10.3 Pledge Agreement and Irrevocable Proxy
EX-10.4 Pledge Agreement and Irrevocable Proxy

ITEM 5. OTHER EVENTS.

     On December 29, 2003, NEG Operating LLC (the “Borrower”) entered into a Credit Agreement (the “Credit Agreement”) with certain commercial lending institutions, including Mizuho Corporate Bank, Ltd. as the Administrative Agent and the Bank of Texas, N.A. and the Bank of Nova Scotia as Co-Agents. The Borrower is a wholly owned subsidiary of NEG Holding LLC. National Energy Group, Inc. (the “Company”) owns a 50% membership interest in NEG Holding LLC.

     The Credit Agreement provides for a loan commitment amount of up to $100 million and a letter of credit commitment of up to $15 million (provided, the outstanding aggregate amount of the unpaid borrowings, plus the aggregate undrawn face amount of all outstanding letters of credit shall not exceed the borrowing base under the Credit Agreement). The Credit Agreement provides further that the amount available to the Borrower at any time is subject to certain restrictions, covenants, conditions and changes in the borrowing base calculation. In partial consideration of the loan commitment amount, the Borrower has pledged a continuing security interest in all of its oil and natural gas properties and its equipment, inventory, contracts, fixtures and proceeds related to its oil and natural gas business.

     At the Borrower’s option, interest on borrowings under the Credit Agreement bear interest at a rate based upon either the prime rate or the LIBOR rate plus, in each case, an applicable margin that, in the case of prime rate loans, can fluctuate from 0.75% to 1.50% per annum, and, in the case of LIBOR rate loans, can fluctuate from 1.75% to 2.50% per annum. Fluctuations in the applicable interest rate margins are based upon the Borrower’s total usage of the amount of credit available under the Credit Agreement, with the applicable margins increasing as the Borrower’s total usage of the amount of the credit available under the Credit Agreement increases.

      As a condition to the closing of the Credit Agreement, the lenders required that the Borrower terminate its secured loan arrangement with Arnos Corp., an affiliate of Carl C. Ichan. Mr. Ichan is an affiliate of American Real Estate Holding, L.P. which is the beneficial owner of approximately 51% of the outstanding common stock of the Company. At the closing of the Credit Agreement, the Borrower borrowed $43.8 million to repay $42.9 million owed by the Borrower to Arnos Corp. under the secured loan arrangement which was then terminated and to pay administrative fees in connection with this borrowing. The Borrower intends to use any future borrowings under the Credit Agreement to finance potential acquisitions.

     As a condition to the lenders obligations under the Credit Agreement, the lenders required that the Company, Gascon Partners, NEG Holding LLC and the Borrower execute and deliver at the closing that certain Pledge Agreement and Irrevocable Proxy in favor of Bank of Texas, N.A., its successors and assigns, the (“Pledge Agreement”). Pursuant to the terms of the Pledge Agreement, in order to secure the performance of the obligations of the Borrower (i) each of the Company and Gascon Partners have pledged their 50% membership interest in NEG Holding LLC (such interests constituting 100% of the outstanding equity membership interest of NEG Holding LLC); (ii) NEG Holding LLC has pledged its 100% equity membership interest in the Borrower; and (iii) the Borrower has pledged its 100% equity membership interest in its subsidiary, Shana National LLC (the membership interests referred to in clauses (i), (ii) and (iii) above are collectively referred to as the “Collateral”). The Pledge Agreement also provides for a continuing security interest in the Collateral and that Bank of Texas, N.A. as the Collateral Agent

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is the duly appointed attorney-in-fact of the Borrower. The Collateral Agent may take all action deemed reasonably necessary for the maintenance, preservation and protection of the Collateral and the security interest therein until such time that all of Borrower’s obligations under the Credit Agreement are fulfilled, terminated or otherwise expired. If under the Credit Agreement an event of default shall have occurred and is continuing, the Collateral Agent may enforce certain rights and remedies, including, but not limited to the sale of the Collateral, the transfer of all or part of the Collateral to the Collateral Agent or its nominee and/or the execution of all endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or part of the Collateral.

     Other than the Company’s encumbrance of its 50% membership interest in NEG Holding LLC and its indemnification of the Collateral Agent as set forth in the Pledge Agreement, the Company has incurred no obligations under the Credit Agreement, nor does it act as a guarantor of the obligations of the Borrower or any other guarantor or other entity thereunder.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (c) Exhibits

EXHIBIT
NUMBER		DESCRIPTION

10.1	—	Credit Agreement dated as of December 29, 2003 among NEG Operating LLC, Certain Commercial Lending Institutions, Mizuho Corporate Bank, Ltd., Bank of Texas, N.A., and the Bank of Nova Scotia
10.2	—	Security Agreement dated as of December 29, 2003 made by NEG Operating LLC in favor of Bank of Texas, N.A.
10.3	—	Pledge Agreement and Irrevocable Proxy dated as of December 29, 2003 made by NEG Operating LLC in favor of Bank of Texas, N.A.
10.4	—	Pledge Agreement and Irrevocable Proxy dated as of December 29, 2003 made by National Energy Group, Inc. in favor of Bank of Texas, N.A.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL ENERGY GROUP, INC

Date: January 14, 2003	By:	/s/ Bob G. Alexander

	Name:	Bob G. Alexander
	Title:	President and Chief Executive Officer

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INDEX TO EXHIBITS

EXHIBIT
NUMBER		DESCRIPTION

10.1	—	Credit Agreement dated as of December 29, 2003 among NEG Operating LLC, Certain Commercial Lending Institutions, Mizuho Corporate Bank, Ltd., Bank of Texas, N.A., and the Bank of Nova Scotia
10.2	—	Security Agreement dated as of December 29, 2003 made by NEG Operating LLC in favor of Bank of Texas, N.A.
10.3	—	Pledge Agreement and Irrevocable Proxy dated as of December 29, 2003 made by NEG Operating LLC in favor of Bank of Texas, N.A.
10.4	—	Pledge Agreement and Irrevocable Proxy dated as of December 29, 2003 made by National Energy Group, Inc. in favor of Bank of Texas, N.A.

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